EXHIBIT 99.1
Fastenal Company Reports 2017 Annual and Fourth Quarter Earnings
WINONA, Minn., January 17, 2018 (GLOBE NEWSWIRE) -- Fastenal Company (Nasdaq:FAST), a leader in the wholesale distribution of industrial and construction supplies, today announced its financial results for the quarter and year ended December 31, 2017. Except for share and per share information, or as otherwise noted below, dollar amounts are stated in millions. Throughout this document, percentage and dollar calculations, which are based on non-rounded dollar values, may not be able to be recalculated using the dollar values included in this document, due to the rounding of those dollar values.
PERFORMANCE SUMMARY

	Twelve-month Period			Three-month Period
	2017	2016	Change	2017	2016	Change
Net sales	$4,390.5	3,962.0	10.8%	$1,088.5	947.9	14.8%
Business days	254	255		63	63
Daily sales	$17.3	15.5	11.3%	$17.3	15.0	14.8%
Gross profit	$2,163.6	1,964.8	10.1%	$531.2	471.9	12.6%
% of sales	49.3%	49.6%		48.8%	49.8%
Operating income	$881.8	795.8	10.8%	$203.3	182.5	11.4%
% of sales	20.1%	20.1%		18.7%	19.3%
Earnings before income taxes	$873.1	789.7	10.6%	$200.8	180.8	11.1%
% of sales	19.9%	19.9%		18.5%	19.1%
Net earnings	$578.6	499.4	15.8%	$152.4	114.8	32.8%
Diluted net earnings per share	$2.01	1.73	16.2%	$0.53	0.40	33.5%
"A return to double-digit sales and pre-tax earnings growth in 2017 was a great way to celebrate our 50th year in business," said Dan Florness, President and Chief Executive Officer. "Our customers' demand improved, this demand lifted our business. Also encouraging was how the hard work of Fastenal employees generated accelerating signings and sales growth in our growth drivers. This momentum, our ability to leverage operating expenses, and the benefits of tax reform have set up 2018 to be another strong year for Fastenal."
Quarterly Results of Operations
Net sales increased $140.5, or 14.8%, from the fourth quarter of 2016 to the fourth quarter of 2017. Our March 31, 2017 acquisition of Manufacturers Supply Company ('Mansco') increased our sales growth by 1.4 percentage points. The remaining portion of the increase was driven primarily by higher unit sales. The higher unit sales resulted primarily from improvement in underlying market demand and contribution from our growth drivers, most notably industrial vending and Onsite locations. Fastener products represented 35.0% of sales in the fourth quarter of 2017. Daily sales of fastener products grew 13.4% in total, of which 3.9 percentage points were attributable to the recently acquired Mansco business. Our sales of non-fastener products represented 65.0% of sales in the fourth quarter of 2017 and grew 16.1% on a daily basis.
Our gross profit, as a percentage of net sales, declined 97 basis points to 48.8% in the fourth quarter of 2017 from 49.8% in the fourth quarter of 2016. Gross profit in the fourth quarter of 2016 was unusually strong, creating a difficult comparison to the current period. Specific components that adversely affected our gross profit percentage included changes in product and customer mix, the inclusion of Mansco (which has a lower gross profit product mix than the company), higher freight expenses from higher payments to third party shippers and investments in hub assets, and, to a lesser degree, commodity inflation.
Our operating income, as a percentage of net sales, declined 57 basis points to 18.7% in the fourth quarter of 2017 from 19.3% in the fourth quarter of 2016. This was the result of a 40 basis point improvement in our operating and administrative expenses (including a gain on the sale of property and equipment), which was offset by the 97 basis point decline in gross profit. Our operating and administrative expenses, as a percentage of net sales, were 30.1% in the fourth quarter of 2017 compared to 30.6% in the fourth quarter of 2016. The primary reason for this improvement was our ability to leverage occupancy expenses.
Employee-related expenses, which represent 65% to 70% of operating and administrative expenses, increased 15.5% in the fourth quarter of 2017 when compared to the fourth quarter of 2016. The increase in employee-related expenses was mainly related to: (1) an increase in our full-time equivalent ('FTE') headcount, (2) higher expenses related to the improving growth of our business, including bonuses, commissions, and profit sharing, as well as regulatory-driven incremental compensation, and (3) the inclusion of Mansco personnel. Occupancy-related expenses, which represent 15% to 20% of operating and administrative expenses, decreased 1.0% primarily due to a decline in our number of public branches. Selling transportation expenses, which represent approximately 5% of operating and administrative expenses, increased 7.4% due to higher average fuel expenses and investments in hub fleet capabilities to support our growth.
The table below summarizes our FTE headcount at the end of the periods presented and changes in such headcount from the end of the prior periods to the end of the most recent period:

	Q4	Q4
	2017	2016	% Change
Branch and Onsite based FTE headcount	11,549	10,797	7.0%
Total FTE headcount	17,519	16,265	7.7%
Note - Full-time equivalent is based on 40 hours per week.
Our net interest expense was $2.5 in the fourth quarter of 2017 compared to $1.7 in the fourth quarter of 2016. This increase was mainly caused by higher average interest rates and a slightly higher average debt balance during the period.
We have recorded a provisional income tax expense of $48.4 in the fourth quarter of 2017, or 24.1% of earnings before income taxes. This amount reflects an estimated reduction in our deferred income tax liabilities of $30.8 as a result of the rate decrease included in the new tax legislation commonly referred to as the Tax Cuts and Jobs Act (the 'Act'). This amount was partially offset by an estimated increase in income tax payable in the amount of $6.5 as a result of the transition tax on cash and cash equivalent balances related to accumulated earnings associated with our international operations. Absent the impact of the Act, our income tax expense in the fourth quarter of 2017 would have been approximately $72.8, or 36.2% of earnings before income taxes. Income tax expense was $66.0 in the fourth quarter of 2016, or 36.5% of earnings before income taxes.
We are evaluating the impacts of the Act on our 2018 provisional income tax expense booking rate. We currently estimate this rate will be in the range of 24% to 26% of earnings before income taxes.
Our net earnings during the fourth quarter of 2017 were $152.4, an increase of 32.8% when compared to the fourth quarter of 2016. Our diluted net earnings per share were $0.53 during the fourth quarter of 2017 compared to $0.40 during the fourth quarter of 2016. If we excluded the discrete items that benefited our tax rate in the fourth quarter of 2017 (primarily related to the impact of the Act), our net earnings in the period would have been approximately $128.1, an increase of 11.5% when compared to the fourth quarter of 2016 and our diluted net earnings per share would have been $0.45.
Growth Driver Performance
We signed 4,266 industrial vending machines during the fourth quarter of 2017, an increase of 13.5% compared to the fourth quarter of 2016. Our installed device count on December 31, 2017 was 71,421, an increase of 13.7% over December 31, 2016. Sales through our vending machines continued to grow at a double-digit pace in the fourth quarter of 2017, primarily due to the increase in the installed base. These amounts do not include the machines deployed as part of our leased locker program.
We signed 57 new Onsite locations during the fourth quarter of 2017 compared to 43 signings in the fourth quarter of 2016, an increase of 32.6%. We had 605 active sites on December 31, 2017, which represented an increase of 50.9% over December 31, 2016.
We signed 32 new national account contracts (defined as new customer accounts with a multi-site contract) in the fourth quarter of 2017, and revenues attributable to national account customers represented 49.8% of our total revenues in the period. Daily sales to our national account customers grew 18.5% in the fourth quarter of 2017 over the fourth quarter of 2016. Beyond signings (or growth activities), our large customers can provide insights into the trends of our overall marketplace. As recently as the fourth quarter of 2016, weak industrial demand was depressing growth for this group with sales to only 51 of our top 100 customers growing compared to 49 contracting. This dynamic started to improve in the first quarter of 2017, and has continued to improve, including in the fourth quarter of 2017, with sales to 72 of our top 100 customers growing (54 growing 10% or more), and sales to 28 of our top 100 customers declining (14 declining 10% or more).
Balance Sheet and Cash Flow
We produced operating cash flow of $585.2 in 2017, an increase of 12.6% from 2016, representing 101.1% of the period's net earnings versus 104.1% in 2016. The improvement in our operating cash flow dollars is mainly attributable to improved net earnings growth resulting from stronger sales and profits combined with a reduction in income taxes. The decline in our operating cash flow as a percentage of net earnings largely reflects working capital trends, and specifically accounts receivable, as further described below. We invested $112.5 for property and equipment, net of proceeds from sales, in 2017 compared to $183.0 in 2016. This reduction resulted from lower spending in 2017 related to: (1) vending equipment due to the 2016 leased locker rollout, (2) shelving and signage for the CSP 16 initiative, and (3) timing associated with the addition of pickup trucks. We expect our net capital expenditures to be approximately $149.0 in 2018, an increase of $36.5, or 32.4% from 2017. This increase is primarily to upgrade and add capacity to our existing hub network and to purchase property for potential future expansion. We also paid $369.1 in dividends during 2017, compared to $346.6 in 2016.
Total debt on our balance sheet was $415.0 at the end of 2017, or 16.5% of total capital (the sum of stockholders' equity and total debt). This compares to $390.0, or 16.8% of total capital, at the end of 2016.
Accounts receivable were $607.8 at the end of 2017, an increase of $108.1, or 21.6%, over the end of 2016. This reflects, as it has through much of 2017, accelerating growth in sales through the course of the year combined with relatively stronger growth of our National Accounts and our international business during the fourth quarter. These effects were magnified in the fourth quarter of 2017, with the timing of the Christmas and New Year holidays affecting the timing of these customers' payments. Currency translation also impacted accounts receivable in the period. Inventories were $1,092.9 at the end of 2017, an increase of $99.9, or 10.1%, over the end of 2016 primarily due to improving business activity. Accounts payable were $147.5 at the end of 2017, an increase of $38.8, or 35.7%, from the end of 2016, driven by an increase in inventory demand due to sales growth as well as the timing of payments for certain fixed asset investments in the period. The increases in working capital also reflect, to a minor degree, the impact of the Mansco acquisition.
Additional Information
The table below summarizes our branch and Onsite employee count and our total employee count at the end of the periods presented, and changes in that count from the end of the prior periods to the end of the most recent period. The final items below summarize our cumulative investments in branch locations, Onsite locations, and industrial vending machines.

	Q4 2017	Q4 2016	% Change
End of period total in-market locations (1) - employee count	13,424	12,966	3.5%
End of period total employee count	20,565	19,624	4.8%

Number of public branch locations	2,383	2,503	-4.8%
Number of active Onsite locations	605	401	50.9%
Number of in-market locations (1)	2,988	2,904	2.9%
Industrial vending machines (installed device count) (2)	71,421	62,822	13.7%
Ratio of industrial vending machines to in-market locations	24:1	22:1
(1) 'In-market locations' is defined as the sum of the total number of public branch locations and the total number of active Onsite locations.
(2) In February 2016, we signed an agreement to lease a significant number of industrial vending lockers to one of our customers. These devices do not generate product revenue and are excluded from the count noted above.
During the last twelve months, we increased our headcount by 458 people in our in-market locations and 941 people in total. Our total headcount at the end of 2017 includes 127 people related to our Mansco acquisition. The remaining increase is mostly a function of additions we have made to support customer growth in the field as well as investments in our growth drivers.
We opened three branches and closed 37 branches in the fourth quarter of 2017. Additionally, one branch was converted from a public branch to a non-public location. Our branch network forms the foundation of our business strategy, and we will continue to open or close branches as is deemed necessary to sustain and improve our network and support our growth drivers.
CONFERENCE CALL TO DISCUSS QUARTERLY RESULTS
As we previously disclosed, we will host a conference call today to review the annual and quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at http://investor.fastenal.com/events.cfm.

ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
FORWARD LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, our strategies, goals, mission, and vision, and our expectations about the range of our income tax expense given the impact of the Act. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports, as well as our ability to analyze or determine certain aspects of the Act which are not yet determinable. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

NON-GAAP FINANCIAL MEASURES
On December 22, 2017, the Act was signed into law. The fourth quarter of 2017 and full-year 2017 results reflect the estimated impact of the enactment of the Act. Our income tax expense, net earnings, and our diluted net earnings per share in the fourth quarter of 2017 excluding the impact of the Act are non-GAAP financial measures. Management believes reporting these measures will help investors understand the effect of tax reform on comparable reported results.

FASTENAL COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(Amounts in millions except share information)

	December 31, 2017	December 31, 2016
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$116.9	112.7
Trade accounts receivable, net of allowance for doubtful accounts of $11.9 and $11.2, respectively	607.8	499.7
Inventories	1,092.9	993.0
Prepaid income taxes	—	12.9
Other current assets	118.1	102.5
Total current assets	1,935.7	1,720.8

Property and equipment, net	893.6	899.7
Other assets	81.2	48.4

Total assets	$2,910.5	2,668.9

Liabilities and Stockholders' Equity

Current liabilities:
Current portion of debt	$3.0	10.5
Accounts payable	147.5	108.8
Accrued expenses	194.0	156.4
Income taxes payable	6.5	—
Total current liabilities	351.0	275.7

Long-term debt	412.0	379.5
Deferred income tax liabilities	50.6	80.6

Stockholders’ equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 400,000,000 shares authorized, 287,591,536 and 289,161,924 shares issued and outstanding, respectively	2.9	2.9
Additional paid-in capital	8.5	37.4
Retained earnings	2,110.6	1,940.1
Accumulated other comprehensive loss	(25.1)	(47.3)
Total stockholders’ equity	2,096.9	1,933.1

Total liabilities and stockholders’ equity	$2,910.5	2,668.9

FASTENAL COMPANY AND SUBSIDIARIES
Consolidated Statements of Earnings
(Amounts in millions except earnings per share)

	Year Ended December 31,		Three Months Ended December 31,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)	(Unaudited)
Net sales	$4,390.5	3,962.0	1,088.5	947.9

Cost of sales	2,226.9	1,997.2	557.3	476.0
Gross profit	2,163.6	1,964.8	531.2	471.9

Operating and administrative expenses	1,282.8	1,169.5	327.8	289.6
(Gain) loss on sale of property and equipment	(1.0)	(0.5)	0.1	(0.2)
Operating income	881.8	795.8	203.3	182.5

Interest income	0.4	0.4	0.1	0.1
Interest expense	(9.1)	(6.5)	(2.6)	(1.8)

Earnings before income taxes	873.1	789.7	200.8	180.8

Income tax expense	294.5	290.3	48.4	66.0

Net earnings	$578.6	499.4	152.4	114.8

Basic net earnings per share	$2.01	1.73	$0.53	0.40

Diluted net earnings per share	$2.01	1.73	$0.53	0.40

Basic weighted average shares outstanding	288.2	288.9	287.5	289.1

Diluted weighted average shares outstanding	288.3	289.2	287.6	289.2

FASTENAL COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Amounts in millions)
	Year Ended December 31,
	2017	2016
	(Unaudited)
Cash flows from operating activities:
Net earnings	578.6	499.4
Adjustments to reconcile net earnings to net cash provided by operating activities, net of acquisitions:
Depreciation of property and equipment	123.6	103.5
Gain on sale of property and equipment	(1.0)	(0.5)
Bad debt expense	8.2	8.6
Deferred income taxes	(30.0)	25.6
Stock-based compensation	5.2	4.1
Amortization of intangible assets	3.8	0.5
Changes in operating assets and liabilities, net of acquisitions:
Trade accounts receivable	(103.7)	(40.5)
Inventories	(76.3)	(80.9)
Other current assets	(15.6)	29.1
Accounts payable	36.3	(17.2)
Accrued expenses	37.6	(28.6)
Income taxes	19.4	15.5
Other	(0.9)	1.3
Net cash provided by operating activities	585.2	519.9

Cash flows from investing activities:
Purchases of property and equipment	(119.9)	(189.5)
Proceeds from sale of property and equipment	7.4	6.5
Cash paid for acquisition	(58.7)	—
Other	(8.1)	(5.1)
Net cash used in investing activities	(179.3)	(188.1)

Cash flows from financing activities:
Proceeds from debt obligations	1,015.0	950.0
Payments against debt obligations	(980.0)	(920.0)
Proceeds from exercise of stock options	9.5	29.3
Purchases of common stock	(82.6)	(59.5)
Payments of dividends	(369.1)	(346.6)
Net cash used in financing activities	(407.2)	(346.8)

Effect of exchange rate changes on cash and cash equivalents	5.5	(1.3)

Net increase (decrease) in cash and cash equivalents	4.2	(16.3)

Cash and cash equivalents at beginning of year	112.7	129.0

Cash and cash equivalents at end of year	116.9	112.7

Supplemental disclosure of cash flow information:
Cash paid for interest	8.7	6.2
Net cash paid for income taxes	304.1	248.3

CONTACT:	Ellen Stolts
Financial Reporting & Regulatory Compliance Manager
507-313-7282